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                                                                   EXHIBIT 10.39


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(SEITEL LETTERHEAD)

                                                       CONTRACT #00-06-009 JEM


June 21, 2000


Cheniere Energy, Inc.
Two Allen Center
1200 Smith Street, Suite 1740
Houston, TX  77002-4312

Attention:  Mr. Ron Krenzke


                         Re: Seismic Data Purchase Agreement - Offshore Gulf of Mexico, owned proprietarily by Seitel Data Ltd.


Dear Mr. Krenzke:

Pursuant to Cheniere Energy, Inc.'s interest in purchasing a non-exclusive license to certain geophysical data owned proprietarily by Seitel Data Ltd. Located in the Gulf of Mexico, we are pleased to present the following proposal.

1. Seitel Data Ltd. (hereinafter referred to as "SDL") will allow Cheniere Energy Inc. (hereinafter referred to as "CHENIERE") to purchase a non-exclusive license to certain 3D geophysical data owned proprietarily by SDL, more particularly delineated on Exhibit "A", provided CHENIERE commits to such purchase under terms and conditions specified in paragraph 2-9 below prior to 4:00 PM on JUNE 30, 2000. At such time, this offer expires and the terms delineated herein are subject to change at SDL'S sole discretion.

2. SDL will allow CHENIERE to purchase a non-exclusive license to a minimum of 210.526 OCS BLOCKS at a minimum initial cost of [*] per block, for a total initial purchase price, excluding normal and customary reproduction and tape copy charges, of [*]. Selection of blocks to license in excess of the minimum of 210.526 shall be invoiced at the same rate of [*] per block. Additional selections must be in 50 block minimums or entire survey, whichever is less. The license fee of [*] per block shall equal [*].

   CHENIERE agrees to accept an invoice for said purchase dated JUNE 30, 2000 and to make payment to SDL as follows: [*].

3. CHENIERE agrees to execute SDL'S 2D & 3D Onshore/Offshore Master Seismic Data Participation and Licensing Agreement and supplement for all data received under terms and conditions of this agreement. To the extent that the terms of this Supplement conflict

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   with the terms of the Master Agreement, the terms of this Supplement shall govern and control.

4. CHENIERE agrees to pay reproduction and tape copy charges on all data received under terms and conditions of this agreement at cost. CHENIERE will be invoiced separately for all normal and customary reproduction, shipping, handling and tape copy charges for all data received under terms and conditions of this agreement with payment due within thirty (30) days of receipt of each particular invoice.

5. The Data shall be identified on Exhibit "A" attached hereto. For a term expiring two (2) years from the date hereof (the "Reprocessing Term"), CHENIERE shall have the right from time to time to cause the Data identified by CHENIERE in any supplement to the Master Agreement to be reprocessed (the "Reprocessed Data") by a third party processor (the "Processor") selected by CHENIERE utilizing processing parameters and procedures mutually established by CHENIERE and SDL. [*]. Any work product generated by or on behalf of CHENIERE as a result of analyzing and/or interpreting the Reprocessed Data shall be referred to as the "Cheniere Data Products" and shall be owned exclusively by CHENIERE.

6. CHENIERE shall by submission of any executed Supplement Agreement from time to time during the Reprocessing Term advise SDL of the data which CHENIERE designates to be reprocessed. CHENIERE shall own an exclusive license on such Reprocessed Data, with exception of currently committed areas of overlap, for a term commencing on the date of receipt by CHENIERE of the Reprocessed Data and expiring as to each tract of land covered by such Reprocessed Data five (5) business days after the last day of the first public lease auction or sale on such tract, whether state or federal, or where applicable both, held after the expiration of three (3) months following the date on which the Reprocessed Data is received by Cheniere (the "Exclusive Data Review Termination Date"). Following the Exclusive Data Review Termination Date, (i) CHENIERE shall continue to have a non-exclusive license for the remaining term of this Agreement on the Data, including the Reprocessed Data; and (ii) SDL shall have the right to sell, trade or otherwise dispose of such Data and Reprocessed Data to such third parties on such terms as desired by SDL in its absolute and sole discretion.

7. SDL recognizes that CHENIERE intends to secure industry partners to assist in the project. CHENIERE shall be entitled to designate up to one (1) party to participate with CHENIERE per area as shown on Exhibit "A" or in the entire project and receive license identical in form to CHENIERE'S license on all Data and Reprocessed Data. [*]. All interests acquired by any such partners shall be assigned expressly subject to the terms of this Agreement. At such time when CHENIERE secures an industry partner(s), CHENIERE must notify SDL in writing of the recipient to receive the additional license. This additional license is contingent upon CHENIERE'S partner(s) executing SDL's 2D & 3D Onshore/Offshore Master Seismic Data Participation and Licensing Agreement.

8. As additional consideration for the rights granted under this Agreement, CHENIERE agrees that SDL shall be entitled to receive [*].

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9.    CHENIERE agrees not to discuss the terms and conditions of this agreement with anyone not an employee of CHENIERE or SDL.


Should you be in agreement with the terms and conditions delineated above, please indicate so by signing in the space provided below and returning one fully executed copy to SDL.

Thank you for your consideration of this proposal. Should you have any questions, please feel free to contact me at (713) 881-8900.

Respectfully,
Seitel Data Ltd.

(s) Robert J. Simon
-------------------
Executive Vice President


CHENIERE ENERGY, INC. agrees to purchase an individual license to certain geophysical data owned proprietarily by Seitel Data Ltd. Under terms and conditions delineated in paragraphs 1-9 above.

By:      (s)  R. A. Krenzke
         ------------------------
         Cheniere Energy, Inc.
Title:   EVP Exploration
         ---------------
Date:    6/30/00
         -------

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